SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[Ö]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

XM Satellite Radio Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[Ö]	No fee required.
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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)

(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement no.:

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(4)	Date Filed:

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2007

To our stockholders:

On behalf of the Board of Directors of XM Satellite Radio Holdings Inc., it is my pleasure to invite you to the Company’s 2007 annual meeting of stockholders. The annual meeting will be held on May 25, 2007, at 9:00 a.m., local time, at the Westin Embassy Row, 2100 Massachusetts Avenue, N.W., Washington, DC 20008. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect eleven directors of XM Satellite Radio Holdings Inc.;

2.	to consider and vote upon a proposal to adopt the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan;

3.	to ratify the Board of Directors’ appointment of KPMG LLP as the independent registered public accounting firm of XM Satellite Radio Holdings Inc. for the 2007 fiscal year; and

4.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 12, 2007 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 16, 2007

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

XM SATELLITE RADIO HOLDINGS INC.

2007 Proxy Statement

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

Annual Meeting of Stockholders

May 25, 2007

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of XM Satellite Radio Holdings Inc. for use at our 2007 annual meeting of stockholders to be held on May 25, 2007, at 9:00 a.m., local time, at the Westin Embassy Row, 2100 Massachusetts Avenue, N.W., Washington, DC 20008.

We will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of XM Satellite Radio may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. We may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about April 16, 2007.

Who may vote at the Annual Meeting?

The Board of Directors has set April 12, 2007 as the record date for the Annual Meeting. If you were the owner of our Class A common stock as of the close of business on April 12, 2007, you may vote at the Annual Meeting. You are entitled to one vote for each share of Class A common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “shareholder of record”; and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

As of March 31, 2007, there were 306,082,404 shares of Class A common stock outstanding.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the voting rights of the shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the annual meeting. A quorum must exist for our stockholders to vote on the proposals set forth in this proxy statement. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted a proxy card prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of eleven directors to the Board of Directors for a one-year term, or until their respective successors are elected and qualified;

•	the adoption of the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the director nominees named in this Proxy Statement;

•	“FOR” the adoption of the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

How many votes are required to approve each proposal?

The affirmative vote of a plurality of the shares of Class A common stock present or represented by Proxy at the Annual Meeting is required to elect directors (Proposal 1).

The affirmative vote of a majority of the shares of Class A common stock present or represented by Proxy at the Annual Meeting is required to approve the adoption of the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan (Proposal 2).

The affirmative vote of a majority of the shares of Class A common stock present or represented by Proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm for fiscal year 2007 (Proposal 3).

How are votes counted?

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal to approve the adoption of the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan (Proposal 2) and the proposal to ratify the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year (Proposal 3), but will not affect the proposal for election of directors (Proposal 1).

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules, typically include the election of directors and in some cases amendment of stock plans. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers that have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters and, assuming the presence of a quorum, will not affect any of the proposals.

How do I vote my shares without attending the Annual Meeting?

A proxy for use at the annual meeting and a return envelope are enclosed. Shares of XM Satellite Radio Holdings Inc.’s Class A common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted “FOR” approval of each proposal considered at the Annual Meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. We are not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

•	properly submitting to us a duly executed proxy bearing a later date;

•	delivering a written notice of revocation bearing a later date than your proxy card to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attention: Secretary; or

•	voting in person at the Annual Meeting.

We have hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of votes for a fee of $6,000, plus out-of-pocket expenses.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Board of Directors recommends the election as directors of the eleven nominees listed below. The eleven nominees, if elected, will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. All of the nominees are incumbent directors.

It is intended that shares represented by Proxies in the accompanying form will be voted “FOR” the election of the nominees named below unless a contrary direction is indicated. If at the time of the 2007 Annual Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons(4)	56	Chairman of the Board of Directors
Hugh Panero(4)	51	Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis	53	President, Chief Operating Officer and Member, Board of Directors
Joan L. Amble(1)	53	Member, Board of Directors
Thomas J. Donohue(2)(3)	68	Member, Board of Directors
Eddy W. Hartenstein(1)	56	Member, Board of Directors
Chester A. Huber, Jr.	52	Member, Board of Directors
John Mendel(4)	53	Member, Board of Directors
Jarl Mohn(2)(4)	55	Member, Board of Directors
Jack Shaw(1)(2)(3)	68	Member, Board of Directors
Jeffrey D. Zients(1)(3)	40	Member, Board of Directors

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating committee.
(4)	Member of the finance committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he or she has served as a director.

Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. He serves on the board of Canadian Satellite Radio Holdings Inc. and is Chairman and was previously Chief Executive Officer of Mobile Satellite Ventures L.P. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Mr. Parsons joined Motient in July 1996 and also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

Hugh Panero has served as a member of our Board of Directors and Chief Executive Officer since June 1998 and as President from June 1998 to July 2006. Mr. Panero has over 25 years experience building and managing entertainment distribution services. From 1993 to 1998, Mr. Panero served as President and Chief

Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

Nathaniel A. Davis has served as a member of our Board of Directors since October 1999 and as President and Chief Operating Officer since July 2006. He was formerly managing director of Rannd Advisors, Oakton, Virginia. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

Joan L. Amble has served as a member of our Board of Directors since December 2006. Ms. Amble has served as Executive Vice President and Corporate Comptroller for American Express Company since December 2003. Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placements and syndication, as well as structured equity transactions for General Electric Company business. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital.

Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Union Pacific Corporation, Sunrise Senior Living Corporation and Marymount University.

Eddy W. Hartenstein has served as a member of our Board of Directors since May 2005. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 23, 2003 until his retirement on December 31, 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., Equatorial Communications Services Company and Hughes Communications. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, Thomson Multimedia and the Consumer Electronics Association. As of December 2005, Mr. Hartenstein also serves as the Chairman and Chief Executive Officer of HD Partners Acquisition Corporation.

Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was General Manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 33-year career with General Motors, including General Director of Aftermarket Parts and Services, and General Director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber currently serves on a Federal Advisory Committee for the Centers for Disease Control (CDC).

John W. Mendel has served as a member of our Board of Directors since May 2005. Mr. Mendel is Senior Vice President, automobile operations of American Honda Motor Co., Inc., responsible for Product Planning, Advertising, Marketing, Public Relations and Distribution for both Honda and Acura Automobile Divisions.

Prior to joining American Honda in December 2004, Mr. Mendel served as Executive Vice President and Chief Operating Officer for Mazda North American Operations from January 2002 until November 2004. From 1976 to 2002, Mr. Mendel held numerous sales and marketing and management positions within Ford and Lincoln Mercury Divisions, Ford Customer Service and Ford of Europe.

Jarl Mohn, who has also been known as Lee Masters since his days in radio, is a private investor with over 20 years experience in radio and currently manages The Mohn Family Foundation, a philanthropic entity he and his wife created in 2000. He has served as a member of our Board of Directors since May 2004. Previously, Mr. Mohn was the founding President and Chief Executive Officer of Liberty Digital from January 1999 to April 2002. Prior to Liberty Digital, Mr. Mohn created E! Entertainment Television, serving as President and Chief Executive Officer for E! from January 1990 to December 1998. Before founding E!, Mr. Mohn was Executive Vice President and General Manager of MTV, a cable music television network. He currently serves as a member of the Board of Directors for E.W. Scripps Company, CNET and MobiTV.

Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globecomm Systems, Inc.

Jeffrey D. Zients has served as a member of our Board of Directors since May 2006. Mr. Zients leads an investment company that focuses on public and private small-cap companies. He served as the Chairman of the Board of The Advisory Board Company and Chairman of the Board of The Corporate Executive Board Company, two business-to-business content companies from June 2001 to November 2004 and January 2000 to April 2001, respectively. From July 1998 to June 2001, he served as Chief Executive Officer and from 1996 to July 1998 he served as Chief Operating Officer of The Advisory Board Company. Mr. Zients currently serves as a member of the Board of Directors for Revolution Health, a holding company investing in consumer-driven healthcare, Best Practices, a provider of emergency medicine outsourcing services and Timbuk2 Designs, a messenger bag and apparel retailer.

Director Designation Agreements

We have director designation agreements that contemplate election to our Board of Directors of members selected by each of General Motors and American Honda. Mr. Huber is the director selected by General Motors, and Mr. Mendel is the director selected by American Honda. The director designation agreements will terminate upon consent of the parties.

Approval of Proposal

The affirmative vote of a plurality of the shares of Class A common stock present or represented by Proxy at the Annual Meeting is required to elect directors.

The Board of Directors recommends a vote FOR Proposal 1.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Dara F. Altman	48	Executive Vice President, Business and Legal Affairs
Stephen Cook	51	Executive Vice President, Automotive
Joseph J. Euteneuer	51	Executive Vice President, Chief Financial Officer
Vernon Irvin	45	Executive Vice President, Marketing
Stelios Patsiokas	52	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	44	General Counsel and Secretary
Erik Logan Toppenberg	36	Executive Vice President, Programming

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons, Panero and Davis, whose positions and backgrounds are described above.

Dara F. Altman has served as our Executive Vice President, Business and Legal Affairs since January 2006. Previously, Ms. Altman was Executive Vice President of Business Affairs for Discovery Communications from 1997 to 2005, where she oversaw all business negotiations for Discovery’s global television assets, representing expenditures of more than $750 million annually across a broad range of business activities, including its domestic television networks, Discovery Channel, TLC and Animal Planet, as well as its education business and online and commerce activities. Prior to joining Discovery Communications, Ms. Altman served as Senior Vice President and General Counsel of Reiss Media Enterprises from 1993 to 1997, which owned Request TV, a national pay-per-view service. Before Request TV, Ms. Altman served as counsel for Home Box Office and started her career as a corporate and securities lawyer at Willkie, Farr & Gallagher LLP.

Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales and Marketing in January 2002. Mr. Cook has served as Executive Vice President, Automotive since July 2006. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE’s cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 23 years of experience with launching and marketing new consumer products.

Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Mr. Euteneuer joined Comcast in 1989 and served as its Vice President & Corporate Controller prior to joining Broadnet Europe. Mr. Euteneuer is a certified public accountant.

Vernon Irvin has served as our Executive Vice President, Chief Marketing Officer since November 2006. Previously, Mr. Irvin was Executive Vice President and General Manager for the communications services group of Verisign from 2003 to 2006. From 2001 to 2003, Mr. Irvin served as Executive Vice President, Communications, Media and Entertainment for American Management Systems.

Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola’s Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds 32 United States patents.

Joseph M. Titlebaum has served as our General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance, intellectual property and mergers and acquisitions transactions.

Erik Logan Toppenberg has served as Executive Vice President of Programming since August 2004. Mr. Toppenberg is a 19-year radio industry veteran and served as President of Programming at Citadel Broadcasting from July 2003 to July 2004. Mr. Toppenberg was Vice President of Programming at Infinity Broadcasting from February 2003 through July 2003. Prior to his corporate position at Infinity, Mr. Toppenberg served as Vice President, Operations at Infinity’s award-winning country radio station WUSN-FM in Chicago from April 2002 through January 2003, and was Operations Manager for various stations in Tampa, FL from 1998 through March 2002 leading WQYK-FM to the prestigious CMA Station of the Year honor in 2001. Mr. Toppenberg’s resume includes programming stints in San Francisco, Seattle, Milwaukee and Oklahoma City. Mr. Toppenberg also is an active member of the Country Music Association board of directors and is currently serving his fifth term.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The information presented under “Principal Stockholders” and “Security Ownership of Directors and Executive Officers” below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

As of March 31, 2007, there were 306,082,404 shares of Class A common stock outstanding.

Principal Stockholders

The following table presents, as of March 31, 2007, information based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our Class A common stock:

Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares
AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle AXA Courtage Assurance Mutuelle AXA AXA Financial, Inc.	31,277,565	(1)	10.2
T. Rowe Price	26,450,277	(2)	8.6
American Honda Motor Co., Inc.	20,399,060	(3)	6.7
Goldman Sachs Asset Management, L.P.	17,249,218	(4)	5.6
Capital Research and Management Company	15,459,560	(5)	5.0

(1)	Based on information provided in a Schedule 13G filed jointly on February 13, 2007 by AXA Financial, Inc., AXA (which owns AXA Financial, Inc.) and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA,” which as a group controls AXA). The address of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.
(2)	Based on information provided in a Schedule 13G filed on February 14, 2007. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	The address of American Honda Motor Co., Inc. is 1919 Torrance Blvd., Torrance, CA 90501.
(4)	Based on information provided in a Schedule 13G filed on February 8, 2007. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005.
(5)	Based on information provided in a Schedule 13G filed on February 8, 2007. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071.

Security Ownership of Directors and Executive Officers

The following table presents, as of March 31, 2007, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table that appears below under the caption entitled “Executive Compensation and Other Information” and all of our directors and executive officers as a group:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares
Directors and Named Executive Officers
Gary M. Parsons	2,224,001	(1)	*
Hugh Panero	1,759,629	(2)	*
Nathaniel Davis	320,257	(3)	*
Joan L. Amble	10,000		*
Thomas R. Donohue	86,757		*
Eddy W. Hartenstein	20,000		*
Chester A. Huber, Jr.(4)	—		*
John W. Mendel(5)	—		*
Jarl Mohn	30,500		*
Jack Shaw	56,757		*
Jeffrey D. Zients	10,000		*
Joseph J. Euteneuer	758,488		*
Stelios Patsiokas	643,711		*
Erik Logan Toppenberg	268,728	(6)	*
All directors and executive officers as a group (18 persons)	7,613,149	(7)	2.4%

*	Less than 1%.
(1)	Does not include 250,000 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons’ children, of which Mr. Parsons’ spouse is the trustee, owns 16,179 shares. Mr. Parsons disclaims beneficial ownership of these shares.
(2)	Does not include 250,000 shares issuable upon exercise of options that are not exercisable within 60 days.
(3)	Does not include 400,000 shares issuable upon exercise of options that are not exercisable within 60 days.
(4)	Mr. Huber is an employee of General Motors, which beneficially owns 5,553,252 shares. Mr. Huber disclaims beneficial ownership of the shares owned by General Motors.
(5)	Mr. Mendel is an employee of American Honda, which beneficially owns 20,399,060 shares. Mr. Mendel disclaims beneficial ownership of the shares owned by American Honda.
(6)	Does not include 33,333 shares issuable upon exercise of options that are not exercisable within 60 days.
(7)	Does not include 1,133,333 shares issuable upon exercise of options that are not exercisable within 60 days.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors has the authority to manage our business and affairs. Our Amended and Restated Bylaws and applicable law permit the Board to establish committees from among its members and delegate authority to these committees for various purposes. In addition, the Bylaws provide that the Board must annually appoint officers to manage the affairs of our company on a day to day basis as set forth in the Bylaws or as otherwise directed by the Board. All members of the Board of Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. During the fiscal year ended December 31, 2006, there were a total of 10 meetings held by the Board of Directors. In 2006, all director nominees serving on our Board attended 75% or more of all Board Meetings and all meetings of the committees on which they served.

Independent Directors

The Board of Directors has determined that, with the exception of Messrs. Parsons, Panero and Davis, each of whom is an employee of XM Satellite Radio, and Messrs. Huber and Mendel, who are employees of General Motors and American Honda, respectively, all of its members are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The Board also determined that each of Mr. Pierce J. Roberts, Jr., who resigned from the Board effective February 13, 2006, and Mr. George W. Haywood, who resigned from the Board effective October 3, 2006, was independent during his term of service as a director. With respect to Ms. Amble, the Board evaluated ordinary course transactions during the last three fiscal years between XM and the company for which she serves as an executive officer and found that the amount paid by XM to that company was less than 5% of that company’s consolidated gross revenues during its last three fiscal years.

Committees

The Board of Directors has established compensation, audit, nominating and finance committees. Each committee reports to the Board of Directors. The reports of each of the compensation committee and the audit committee to the Board of Directors are contained herein.

Compensation Committee. The compensation committee currently consists of Messrs. Donohue (chair), Mohn and Shaw, each of whom is independent within the meaning of the rules of The NASDAQ Stock Market. The compensation committee is responsible for determining and paying compensation, salaries, annual bonuses, stock grants and benefits to officers, directors and employees and met eight times during 2006. A report of the compensation committee is included elsewhere in this proxy statement under the caption “Compensation Committee Report.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing. Additional information on the compensation committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Audit Committee. The audit committee, currently consisting of Ms. Amble (chair) and Messrs. Hartenstein, Shaw and Zients, reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters. These matters include the selection and oversight of our internal and external auditors and review of our accounting books, records and policies, our procedures for addressing material risks, our financial statements, the appropriateness of our accounting principles and related party transactions. The audit committee met four times during 2006. A report of the audit committee is included elsewhere in this proxy statement under the caption “Report of the Audit Committee of the Board of Directors of XM Satellite Radio Holdings Inc.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The NASDAQ Stock Market and the Securities and Exchange Commission impose strict independence requirements for all members of the audit committee. In addition to meeting NASDAQ’s tests for director independence generally, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting—directly or indirectly—any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. The Board has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by NASDAQ for listed company board members generally. The Board has determined that each of the Audit Committee’s members qualifies as an audit committee financial expert, as that term is defined under the SEC rules.

Nominating Committee. The nominating committee, consisting of Messrs. Donohue, Shaw (chair) and Zients, evaluates director nominee candidates and nominates individuals for election to the Board and to serve as committee members. Each member of this committee is independent within the meaning of the NASDAQ rules requiring members of nominating committees to be independent. This committee met three times during 2006. The nominating committee has recommended the nominations of all of the individuals set forth in Proposal 1 of this proxy statement.

The nominating committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. In order for the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of The NASDAQ Stock Market. The nominating committee considers whether director candidates have relevant experience and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary tools to perform its oversight function effectively. The committee evaluates potential candidates against these requirements and objectives.

The nominating committee relies primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2008 annual meeting should mail their suggestions to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual stockholders’ meeting.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating Committee are posted on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of any of these documents without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary.

Finance Committee. The finance committee, formed in January 2003, currently consists of Messrs. Panero, Parsons, Mendel and Mohn. The finance committee reviews, evaluates and makes recommendations to the Board of Directors with respect to financing opportunities.

Communicating with the Board

We invite shareholders and other interested parties to communicate any concerns they may have about our company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002. It is our policy that our directors attend the annual shareholders meeting. All of our directors attended last year’s annual shareholders meeting.

Ethics

Our code of ethics sets forth our policies and expectations and applies to every XM director, officer and employee. Our code of ethics addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets.

Our code of ethics is available on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of our code of ethics without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Any additions or amendments to our code of ethics, and any waivers of our code of ethics for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided without charge upon written request to this address.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with General Motors

Distribution Agreement

We have a long-term distribution agreement with General Motors. The agreement had been assigned by GM to its subsidiary OnStar, but was assigned back to GM in June 2006. During the term of the agreement, which expires twelve years from the commencement date of our commercial operations in 2001, GM has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments were due to GM and confirming the date of our commencement of commercial operations, and to provide that we could make certain payments to GM in shares of our Class A common stock. Our total cash payment obligations were not increased. Under the distribution agreement, we are required to make a subscriber acquisition payment to GM for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle.

In April 2006, we amended the distribution agreement pursuant to which we made a prepayment in May 2006 in the amount of $237 million to General Motors to retire at a discount approximately $320 million of the remaining fixed payment obligations that would have come due in 2007, 2008 and 2009. The April 2006 amendment eliminated our ability to make up to $35 million of subscriber acquisition payments in shares of our Class A common stock. In addition, our credit facility with General Motors, which is further described below, was increased from $100 million to $150 million.

In order to encourage the broad installation of XM radios in GM vehicles, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers to our service. We must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than eight million GM vehicles with installed XM radios (at which point the percentage remains constant). As part of the agreement, GM provides certain call-center related services directly to XM subscribers who are also GM customers for which we must reimburse GM. The agreement is subject to renegotiation at any time based upon the installation of radios that are compatible with a common receiver platform or capable of receiving Sirius Satellite Radio’s service. The agreement was subject to renegotiation if as of November 2005, and will be subject to renegotiation at two-year intervals thereafter, GM did or does not achieve and maintain specified installation levels of GM vehicles capable of receiving our service. The specified installation level of 1,240,000 units by November 2005 was achieved in 2004. The specified installation levels in future years are the lesser of 600,000 units per year or amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. GM’s exclusivity obligations will discontinue if, by November 2007 and at two-year intervals thereafter, we fail to achieve and maintain specified minimum share levels in the satellite digital radio service industry. XM was significantly exceeding the minimum levels at December 31, 2006.

Financing Agreements

GM Credit Facility. General Motors has provided us with a $150 million Senior Secured Credit Facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the distribution agreement and other GM payments. We amended this facility in January 2004 to permit us to repay and reborrow under the facility and reduce the interest rate from a rate of 10% over LIBOR to 8% over LIBOR. We and XM Satellite Radio Inc. are co-borrowers under this credit facility. We had no outstanding balance under this facility as of December 31, 2006. The facility will terminate, and all draws will become due, upon the earlier of December 31, 2009 and six months after the Company achieves investment grade status. We have the option to prepay all draws in cash in whole or in part at any time and re-borrow any prepaid amounts. We are required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

The credit facility is unsecured until we draw, at which time it would then be secured on a second priority basis behind the secured indebtedness permitted to be incurred under our bank credit facility. XM Satellite Radio Inc.’s subsidiary, XM Equipment Leasing LLC, guarantees our and XM Satellite Radio Inc.’s obligations under this credit facility.

In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow. The full amount of the facility was available to us as of March 31, 2007.

In January 2003, as consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share, which GM exercised in April 2004. General Motors subsequently transferred these shares to the Sub-Trust of the General Motors Welfare Benefit Trust in December 2004.

Bandwidth

We have agreed to make bandwidth available to OnStar Corporation for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. We can use the bandwidth until it is actually used by OnStar. OnStar’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. We have also granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we have agreed to provide certain of our audio content for distribution on OnStar’s telematics services.

Relationship with American Honda

We have agreed to make a certain amount of our bandwidth available to American Honda. We can use the bandwidth until it is actually used by American Honda. American Honda’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. In January 2007, we announced a 10-year extension to our arrangement with American Honda to be its supplier of satellite radio and related data services in Honda and Acura vehicles. We also have agreed to make incentive payments to American Honda for each purchaser of a Honda or Acura vehicle that becomes a self-paying XM subscriber and share with American Honda a portion of the subscription revenue attributable to Honda and Acura vehicles with installed XM radios.

Director Designation Agreements

We are party to director designation agreements under which members selected by General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption “Election of Directors—Director Designation Agreements.”

Review and Approval of Transactions with Related Persons

We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Donohue, Mohn and Shaw. There are no interlock relationships as defined in the applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy and Objectives

We provide a satellite digital audio radio service in the United States and began commercial operations in late 2001. As a high growth but not yet profitable company, we strive to retain our existing executives and where needed attract new executive talent by paying at competitive levels including a significant upside opportunity through equity compensation.

Our compensation of our executives emphasizes variable components (bonus and equity) over fixed components of compensation (salary and benefits). In each of the last three years, our executive officers received more equity and bonus compensation than base pay. We award cash bonuses and grant equity-based compensation, principally restricted stock, to executives on an annual basis after the end of each fiscal year. These awards are based both on the Company’s performance during the recently completed year relative to corporate objectives and on compensating for the individual’s contributions, teamwork and performance levels. Since the equity awards are also intended to retain executives, a significant portion of their overall compensation is equity in the Company. For top management following a year in which goals have been met, the bonuses can be substantial. On the other hand, after a year such as 2006 in which the Company showed significant growth but ended the year well below publicly announced guidance, the values of bonuses and equity compensation were significantly reduced from prior levels. There may also be performance measures included in equity compensation. For example, our principal restricted stock grants to NEOs (defined below) in 2006 included a restriction that vested shares may not be sold, other than to fund tax payments, until our Class A common stock achieves a $30 trading level or until seven years have elapsed since the date of grant.

We also grant equity-based compensation, principally restricted stock, to executives upon their commencement of employment, and have made grants upon renewals of employment agreements, to strengthen the alliance of interest between executives and our stockholders and to give executives the opportunity to reach competitive compensation levels depending on the Company’s performance as reflected in the market price of our Class A common stock. Because the Company still needs to continue to grow at a fairly rapid rate to achieve profitability, with business results fluctuating as part of the growth process, our Compensation Committee retains significant flexibility in setting compensation so as to be able to recognize individual contributions as well as corporate performance.

Our Compensation Committee is responsible for reviewing and approving the compensation paid to our executive officers, including each of the executive officers included in the Summary Compensation Table below, whom we refer to as the NEOs (Named Executive Officers). For more information on the Committee’s processes, procedures and responsibilities, see “Corporate Governance and the Board of Directors—Committees” in this Proxy Statement.

In reviewing the information below, investors should note that the variable portion of compensation, which is the most significant element of compensation, is granted after the end of each fiscal year when the results for that year are known, and the performance-based elements of the grant are focused on executive and company performance over the prior year. For 2006, the variable portion of compensation was awarded in early 2007. To the extent that annual equity compensation was based on performance, the relevant performance was during 2006. Correspondingly, the bonuses and equity compensation awarded in 2006 were granted in the first quarter of 2006, with the performance component based on 2005 results.

Targeted Overall Compensation

Our Compensation Committee generally looks to both objective market data as well as internal, subjective reviews in setting each NEO’s target overall level of compensation and reviews the individual components as well as total compensation.

Market Data. We obtain market comparison data from analyses of publicly-available information for a peer group of companies that is based on industry, revenues, market capitalization and geographic location. Over the past several years, this data has been provided by Aon Consulting as the Compensation Committee’s compensation consultant. The Committee has the authority to retain and dismiss its compensation consultants.

Our management, with assistance from Aon Consulting, utilizes its business judgment in developing the appropriate peer group. Historically, we have used a peer group that has taken into account our belief that executives are more likely to receive or accept opportunities from within industries they know well, but that the Company’s executive officers have opportunities that are not solely limited to the Company’s industry or geographic location.

For 2006, we chose our peer group from companies within the radio communications and media group of companies based largely on revenues. The 2006 peer group consisted of:

Cablevision Systems

Clear Channel Communications

DIRECTV Group

IAC/InteractiveCorp

Liberty Media

Radio One

Salem Communications

Sirius Satellite Radio

For 2007, we chose a broader peer group of companies, reflecting management’s view both that the relevant industry had expanded due to increased competition from adjacent technologies, and that, due to convergence within the communications area, companies focusing on media content or communications technologies were similar enough to XM to include in the peer group. In choosing the peer group companies for 2007 management considered the companies selected to share some or all of the following characteristics with the Company—corporate culture, requisite skill sets, competitive intensity, operating requirements and capital intensity. We also made changes to our peer group for 2007 to take into greater account market capitalization, in addition to revenues, to better reflect what management perceived to be comparable opportunities for top management.

IAC/InteractiveCorp

Univision Communications

Cablevision Systems

Dun & Bradstreet

The Washington Post

Sirius Satellite Radio

Microstrategy

Verisign

Cumulus Media

Netflix

XO Holdings

Cox Radio

While the Committee with the assistance of the consultant reviews the market data, we do not “benchmark” or target certain percentiles within the peer group in determining NEO compensation. Instead, the Committee uses the information to monitor the overall competitiveness of NEO compensation, and retains the flexibility described above to determine compensation packages.

Committee Review. As discussed above, the Compensation Committee believes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in the Company’s industry or at other publicly traded or similarly-situated companies. As a result, the Compensation Committee primarily sets each NEO’s compensation target and each compensation element based on a series of subjective and objective factors, including individual and team contribution and performance, corporate performance (including both actual growth and growth relative to our guidance), complexity and importance of role and responsibilities, position tenure, leadership and growth potential and internal pay relationship. The Committee also reviews the total compensation package of our NEOs, including current and future salary and bonus pay as well as accumulated realized and unrealized stock option and restricted stock gains.

Elements of Compensation

In 2006, we provided three types of compensation to our NEOs—base salary, annual cash bonuses and long-term equity awards in the form of restricted stock. As noted above, equity awards are based in part on retention and in part on the performance over the prior year. To the extent investors are seeking to compare executive compensation to Company performance, equity award levels in 2006 are more appropriately compared to Company performance in 2005, a year in which the Company reported a high level of growth in subscribers. To the extent that equity awards are based in part on performance in 2006, relevant equity grants are those made in 2007 which are shown under “New Plan Benefits” on page 41 of this proxy statement.

Base Salaries. Although we emphasize variable components (bonus and equity) over fixed components of compensation (salary and benefits), we do provide a level of base pay to our NEOs that is at least somewhat competitive with those of certain peer companies because we expect executives to hold much of their equity compensation for a number of years and recognize that executives do value a cash component of compensation.

Though 2006 base salaries of Chief Executive Officer, or CEO, and Chairman, have been annually determined by our Compensation Committee by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies based on industry, market capitalization and geographic region. The salaries of our CEO and Chairman initially were dictated by their respective employment agreements, as renewed in late 2004, and which for subsequent years set a floor for the base salary portion of compensation. The employment agreements are described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Annual salary adjustments for the NEOs who do not have employment agreements have been recommended by the CEO and the Chairman in the first quarter of each year by evaluating the performance of each executive officer after considering the previous year’s performance and evaluating evolving responsibilities.

In 2007, the Compensation Committee delegated to the Chairman, CEO and Chief Operating Officer the power and responsibility to set compensation for other executive officers, including NEOs.

Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors affecting base salary levels for 2006 include both Company performance, on an absolute basis and relative to objectives during 2005, and individual factors which vary from executive to executive as determined by the Compensation Committee, in the case of the CEO and Chairman, and as determined or recommended by the CEO and the Chairman, in the case of other NEOs. This consideration of both Company and individual factors results in a fair amount of flexibility in our compensation program, as we believe is necessary given the expectations regarding growth of the Company.

Annual Bonuses. Some bonuses were awarded to certain NEOs (other than our Chairman and our CEO) during April 2007 based on Company and individual performances during 2006 under the Company’s 2006 bonus plan. The Company performance portion of the bonus plan was not achieved for 2006.

We adopted our 2006 XM Radio Bonus Compensation Program in February 2006. The program was adopted to focus the NEOs on achievement in operational and financial performance. All employees above a specified level, including the NEOs, are eligible for annual cash incentive compensation under the program. The target bonus is based on title, with the actual award based on the level of achievement, both by the individual and by the Company, of performance targets established each year, as well as an assessment of individual performance by the Compensation Committee for the CEO and the Chairman and by the CEO and Chairman for other NEOs. Individual goals are generally awarded up to 80% if “partially achieved,” 80-100% if “fully achieved,” and 100-120% if “clearly exceeded,” as interpreted by the Committee or the CEO and Chairman, respectively.

As described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements,” the employment agreements of our CEO and Chairman contain provisions relating to bonuses. Under his employment agreement, our CEO is eligible for an annual bonus with a target guideline of 100-125% of base salary. Our Chairman’s employment agreement provides that he is eligible for an annual bonus with a target guideline of 100-125% of base salary. The target bonus for the NEOs for 2006, other than our CEO and Chairman, was 40% of base salary.

The corporate performance targets for bonuses under our 2006 bonus program were based on our achieving nine million subscribers and adjusted EBITDA loss of $250 million during 2006. Although the Company revised its public guidance with respect to these two metrics downward during the course of 2006, it did not similarly adjust the goals for purposes of the bonus program. As a result, for purposes of bonuses with respect to 2006, the NEOs were required to meet the initial goals established by the Company at the beginning of 2006. The bonus program was generally weighted 60% for corporate performance and 40% for individual performance, with corporate and individual bonuses being linked so that if the corporate performance goal was not met, then no individual bonus would be awarded. For employee morale and retention purposes, the Compensation Committee subsequently eliminated the link between corporate and individual bonus components so that employees, other than the Chairman and the CEO, remained eligible to receive the individual bonus component even if corporate performance goals were not met.

As the corporate performance goals were not met in 2006, the bonuses for 2006, awarded in early 2007, do not include the corporate component. The Chairman and the CEO did not receive individual or corporate bonuses for 2006, as indicated below in the tables. For comparative purposes, we note that historically, the Company achieved at least 96% of the corporate performance target of the bonus plan in 2003, 2004 and 2005.

For 2007, as part of our efforts to enhance the competitiveness of our compensation with respect to our peer companies we have increased the target bonuses for the NEOs other than our CEO and Chairman to 55%. The target bonus for our CEO and our Chairman will be 100-125% of base salary per their employment contracts, which will be earned and paid in 2008 if during 2007 the Company achieves the performance requirements set forth in the new bonus plan for 2007.

Equity Compensation. As the Company is still seeking to generate enough revenue to reach positive cash flow, the Company has undertaken a risk/reward compensation philosophy of emphasizing equity components of compensation.

Options. Until 2005, the Company’s equity awards to executive officers consisted of stock options, which typically had a ten-year term and vested in equal portions over three years. The Company continues to grant stock options to a significant percentage of its non-executive employees. The Company normally no longer grants stock options to executive officers as part of their annual compensation package, but does still grant stock options to executive officers at the time of hire.

Restricted Stock. Since 2005, the Company has generally made its annual equity awards to executives including the NEOs in the form of restricted stock, in part because fewer shares are required and in part because options and restricted stock no longer have the disparate accounting treatment that inclined many companies including XM to award options. All equity awards are subject to continuation of service vesting restrictions, so they are not immediately payable and are at risk of forfeiture until vesting requirements are met. Typically, restricted stock awards vest in equal portions over three years. Vesting occurs on the yearly anniversary of the date of grant, except that if the scheduled vesting date occurs during a trading blackout under our insider trading policy, then vesting is deferred until the first day of the next open window period.

In March 2006, we made our annual equity grants to our NEOs in the form of restricted stock. As noted above, these grants were intended in part for retention and in part were based on performance in 2005. For 2005 the Company reported substantial growth in subscribers and by January 4, 2006 the Company had achieved its subscriber and revenue guidance announced at the beginning of 2005, even though the Company’s EBITDA loss was larger than projected. The Company’s stock price at year-end for the three year period 2003-2005 reflected a significant increase in value. However, in view of the lower stock price in early 2006 versus early 2005, the equity grants were adopted with restrictions on trading as described below under the caption “Restriction on Trading.”

Our Chairman and our CEO did not receive equity grants in 2005 because of the exceptional option grants made to them in August 2004. Historically, the Company has made annual equity grants to the Chairman and the CEO, going back a number of years. Consistent with this approach, they each had received an annual grant in early 2004, of options to purchase 250,000 shares and 200,000 shares, respectively. However, in August 2004 each received an additional and significantly larger grant of options to purchase 750,000 shares in connection with the renewal of their employment agreements when the prior agreements expired. In early 2005, when making equity awards for NEOs and other executives, the Committee determined that the Chairman and the CEO had effectively already received their grants for 2005 as part of the larger than normal grants, made upon renewal of their employment agreements in late 2004, and accordingly, made no grants to our Chairman and our CEO in 2005 when all other executives received their annual grants.

Restrictions on Trading. Our restricted stock grants to NEOs in early 2006 included a restriction that vested shares may not be sold, other than to fund tax payments, until the first to occur of: (i) the average closing price of our Class A common stock over a seven trading day period equaling or exceeding $30, or (ii) seven years having elapsed since the date of grant. The Committee views this restriction as tying some elements of variable compensation to performance of our stock price, and, as such, for compensation purposes functions like a performance award even though it does not have the tax or accounting consequences of more traditional performance awards, which may result in variable accounting treatment for the Company.

December 2006 Retention Grants. In December 2006, the Company made grants of restricted stock to a number of employees, including Mr. Euteneuer and Mr. Toppenberg. The Company made these grants as a retention incentive to address the concern that a significant number of our higher-level employees did not have a significant equity stake in the Company or had options that were significantly out-of-the-money.

Timing of Equity Awards. We typically grant equity awards to the NEOs each year at a Compensation Committee meeting during the first quarter on a date after the Company has released its year-end financial results for the prior year. Equity awards also are made to new executive officers by the Compensation Committee upon hire or promotion of the executive. The Compensation Committee does not time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disseminated. The date for the Compensation Committee meeting at which annual equity awards are made generally is set during the prior year, timed only to be after the release of earnings. It is our practice that the exercise price for option grants is the closing market price on the date of grant, with the grant date being the date of Compensation Committee approval and date of hire for new employees.

Change in Control Arrangements

As further described below under “Potential Payments upon Termination or Change in Control,” pursuant to each of their employment agreements, in the event of termination of employment of Mr. Panero or Mr. Parsons without cause, or if Mr. Panero or Mr. Parsons were to resign for good reason (which includes a change of control of the Company), or (in the case of Mr. Panero) employment terminates prior to the end of the term by mutual agreement, we will pay each of them a lump sum equal to three times (in the case of Mr. Panero) or two times (in the case of Mr. Parsons) the sum of base salary and annual bonus and will continue to make available or pay annually in a lump sum all applicable benefits for five years (in the case of Mr. Panero) or two years (in the case of Mr. Parsons) from the date of termination. Each would be entitled to receive a pro-rated portion of his annual bonus for that year. In addition, all options granted to Mr. Panero and Mr. Parsons would vest immediately and remain exercisable for eighteen months. The limitation on sales of restricted stock prohibiting trading until our Class A common stock achieves a $30 trading level or until seven years after the date of grant would lapse. Although our other NEOs do not have employment agreements, they do have severance agreements, and restricted stock and stock options held by our NEOs also have extended exercise periods and accelerated vesting periods under certain change in control scenarios. See “Potential Payments upon Termination or Change in Control” for a further explanation, and estimated quantification of these amounts.

Execution of Merger Agreement

As previously disclosed, on February 19, 2007, we executed an Agreement and Plan of Merger with Sirius Satellite Radio Inc. The completion of the merger is subject to various closing conditions, including shareholder approval and certain regulatory and antitrust approvals. Pursuant to the terms of the merger agreement, it was contemplated that the Compensation Committee would take action with respect to establishing or approving various severance and retention arrangements for our employees, including our NEOs. Since that time, we entered into amendments to the employment agreements of our CEO, our Chairman and our Chief Operating Officer and severance agreements for our other NEOs. The discussion below under the caption “Employment Agreements” reflects the adoption of such amendments, and those amendments and the severance agreements are also described separately.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A and Annual Report on Form 10-K.

Compensation Committee

Thomas J. Donohue

Jarl Mohn

Jack Shaw

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position(s)	Year	Annual Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Gary Parsons	2006	$460,336	$816,791	$5,465,225	$—	$5,500		$6,747,852
Chairman of the Board

Hugh Panero	2006	$620,480	$816,791	$5,204,848	—	$16,306	(4)	$6,658,424
Chief Executive Officer

Joseph J. Euteneuer	2006	$405,048	$889,843	$546,747	25,000	$4,548		$1,871,186
Executive Vice President, Chief Financial Officer

Erik Logan Toppenberg	2006	$351,520	$983,176	$607,087	35,000	$5,500		$1,982,283
Executive Vice President, Programming

Stelios Patsiokas	2006	$333,667	$1,012,043	$546,747	—	$4,875		$1,897,332
Executive Vice President, Engineering & Technology

(1)	Amount shown represents the dollar amount recognized for financial statement reporting purposes for each NEO during 2006, disregarding any estimates of forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made for purposes of this valuation, see Note 12 to our 2006 audited financial statements included within our Annual Report on Form 10-K for 2006. With respect to Mr. Parsons, the amount set forth in the Option Awards column includes $5,361,254 relating to 250,000 options granted in 2004 with an exercise price of $22.00 and 750,000 options granted in 2004 with an exercise price of $24.43, all of which were out-of-the-money as of December 31, 3006. With respect to Mr. Panero, the amount set forth in the Option Awards column includes $5,113,873 relating to 200,000 options granted in 2004 with an exercise price of $22.00 and 750,000 options granted in 2004 with an exercise price of $24.43, all of which were out-of-the-money as of December 31, 3006. With respect to each of Messrs. Euteneuer and Patsiokas, the amount set forth in the Option Awards column includes $494,761 relating to 100,000 options granted in 2004 with an exercise price of $22.00 that were out-of-the-money as of December 31, 2006. With respect to Mr. Toppenberg, the amount set forth in the Option Awards column includes $607,087 relating to 100,000 options granted in 2004 with an exercise price of $26.97 that were out-of-the-money as of December 31, 2006.
(2)	Amount shown represents the actual annual incentive award paid to Mr. Euteneuer and Mr. Toppenberg for 2006 individual performance. Because we did not achieve the required corporate performance targets, none of the other NEOs received an annual incentive bonus for 2006. For additional information on these awards, see the Grants of Plan-Based Awards table below on page 23 of this proxy statement.
(3)	Amounts shown for each NEO reflect the company “match” contribution to the XM Satellite Radio Inc. 401(k) Retirement Plan. Pursuant to the 401(k) Retirement Plan, for 2006, XM was eligible to match 50% of an employee’s contribution for each pay period up to 6% of compensation for the pay period. The maximum employer match for the year was $5,500. Mr. Parsons, Mr. Panero, and Mr. Toppenberg all received the maximum employer contribution amount.
(4)	In addition to the amounts shown in note 4 above, amount includes $10,806 in long-term disability premiums paid by the company during 2006 on behalf of Mr. Panero.

Grants of Plan-Based Awards

Name	Grant Date (1)	Estimate Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Parsons	3/14/2006	—	—	—	150,000		$3,075,000
	2/2/2006	—	475,000	—	—		—

Panero	3/14/2006	—	—	—	150,000		3,075,000
	2/2/2006	—	650,000	—	—		—

Euteneuer	3/14/2006	—	—	—	75,000		1,537,500
	12/15/2006	—	—	—	60,000	(5)	953,400
	2/2/2006	—	162,019	—	—		—

Toppenberg	3/14/2006	—	—	—	75,000		1,537,500
	12/15/2006	—	—	—	75,000	(5)	1,191,750
	2/2/2006	—	140,608	—	—		—

Patsiokas	3/14/2006	—	—	—	100,000		2,050,000
	2/2/2006	—	145,600	—	—		—

(1)	Dates in this column associated with Stock Awards represent the date of grant as determined pursuant to FAS 123R. The February 2, 2006 date associated with the non-equity incentive plan awards represents the date the Compensation Committee approved the award.
(2)	Amounts shown represent possible amounts payable to each NEO pursuant to the 2006 XM Radio Bonus Compensation Program. For the actual amount paid to Messrs. Euteneuer and Toppenberg pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Because we did not achieve the required corporate performance targets, none of the other NEOs were paid annual incentive bonuses for 2006. The plan only provides for a target amount and no threshold or maximums. For additional information on these awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Bonuses” on page 18 of this proxy statement.
(3)	Represents restricted stock awards to the NEOs that vest in 33% installments over a three-year period.
(4)	Amounts shown represent the full grant date fair value of each stock award, as computed in accordance with FAS 123R.
(5)	Represents restricted stock awards made for retention purposes in December 2006. For more information on these grants, see “Compensation Discussion and Analysis—Elements of Compensation—December 2006 Retention Grants” on page 20 of this proxy statement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Mr. Panero. Hugh Panero was employed as our Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective August 6, 2004. Mr. Panero generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and long-term equity-linked compensation. Specifically, Mr. Panero’s employment agreement provides for an annual base salary of at least $550,000 annually, with increases on each anniversary of the effective date to $600,000 and $650,000, respectively, subject to increase by the Board of Directors. In addition, Mr. Panero is eligible for a discretionary annual bonus with a target guideline of 100-125% of his base salary based upon having met or having significantly exceeded the personal and corporate objectives established by the Board each year. See “Compensation Discussion and Analysis” for a discussion of Mr. Panero’s bonus opportunity in 2006.

Mr. Parsons. Gary Parsons was employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective August 6, 2004. Mr. Parsons generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and long-term equity-linked compensation. His employment agreement calls for Mr. Parsons to receive a base salary of at least $400,000 annually, with increases on each anniversary of the effective date to $450,000 and $475,000, respectively, subject to increase by the Board of Directors. The target amount of Mr. Parsons’ discretionary bonus ranges from 100-125% of base salary based upon having met or having significantly exceeded the personal and corporate objectives established by the Board each year and must be paid in cash or stock within 60 days of the end of the calendar year. See “Compensation Discussion and Analysis” for a discussion of Mr. Parsons’ bonus opportunity in 2006.

Recent Amendments to Employment Agreements

Mr. Panero. Effective April 4, 2007, we entered into an amendment to the employment agreement of Mr. Panero to, among other things, extend the term of the agreement to March 31, 2008 and provide for: an increase in base salary from $650,000 to $700,000 for the period from April 4, 2007 through March 31, 2008; payment of the severance amount as a lump sum; the severance amount to equal three times the sum of base salary and target bonus for year of termination and to be paid if the Company and Mr. Panero mutually agree to terminate his employment prior to March 31, 2008 or if Mr. Panero is terminated without cause or resigns for good reason; the bonus component of severance to be based upon target bonus; all options and restricted stock to vest immediately if Mr. Panero is terminated without cause or by mutual agreement or resigns for good reason other than restricted stock grants made in 2007, which would vest on completion of the consulting services referred to below, with all options to remain exercisable for 18 months and all trading restrictions on restricted shares and options to lapse; the definition of “change in control” to include shareholder approval of a merger in which XM voting securities would constitute less than 60% of the voting securities of the post-merger company; extension of the post-termination benefits continuation period from two to five years with annual payments of the value of such benefits in lump sum; agreement by Mr. Panero to perform part-time consulting services for us if his employment terminates prior to the earlier of March 31, 2008 and consummation of a merger with Sirius Satellite Radio under the February 19, 2007 merger agreement; and a gross-up payment to be made to Mr. Panero to the extent of penalties imposed by Section 409A of the Internal Revenue Code.

Mr. Parsons. Effective April 4, 2007, we entered into an amendment to the employment agreement of Mr. Parsons to, among other things, extend the term of the agreement to March 31, 2008 and provide for: an increase in base salary from $475,000 to $525,000 for the period from August 6, 2007 through March 31, 2008; the bonus component of severance to be based upon target bonus; payment of the severance amount as a lump sum; and trading restrictions on all restricted shares and options to lapse after termination without cause or resignation for good reason.

President and Chief Operating Officer. Effective April 4, 2007, we entered into an amendment to the employment agreement of Nathaniel Davis, our President and COO (who is not an NEO for 2006), to provide for: the bonus component of severance to be based upon target bonus; payment of the severance amount as a lump sum; and all trading restrictions on restricted shares and options to lapse after termination without cause or resignation for good reason.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Parsons	—	—		—	—	150,000	(2)	$2,167,500
	267,570	—		$9.52	7/16/2009	—		—
	100,000	—		37.25	7/21/2010	—		—
	267,500	—		16.79	7/2/2011	—		—
	32,500	—		16.79	1/16/2012	—		—
	150,000	—		6.68	7/1/2012	—		—
	400,000	—		5.34	3/20/2013	—		—
	166,667	83,333	(3)	22.00	2/18/2014	—		—
	500,000	250,000	(4)	24.43	8/6/2014	—		—
Panero	—	—		—	—	150,000	(2)	2,167,500
	100,000	—		12.00	10/8/2009	—		—
	87,570	—		9.52	6/1/2008	—		—
	150,000	—		18.69	1/11/2011	—		—
	117,500	—		15.50	6/1/2011	—		—
	182,500	—		15.50	1/16/2012	—		—
	150,000	—		8.30	6/3/2012	—		—
	116,666	—		5.34	3/20/2013	—		—
	133,334	66,666	(5)	22.00	2/18/2014	—		—
	500,000	250,000	(4)	24.43	8/6/2014	—		—
Euteneuer	—	—		—	—	33,333	(6)	481,662
	—	—		—	—	75,000	(2)	1,083,750
	—	—		—	—	60,000	(7)	867,000
	200,000	—		6.55	6/21/2012	—		—
	200,000	—		5.34	3/20/2013	—		—
	66,667	33,333	(8)	22.00	2/18/2014	—		—
Toppenberg	—	—		—	—	33,333	(6)	481,662
	—	—		—	—	75,000	(2)	1,083,750
	—	—		—	—	3,333	(9)	48,162
	—	—		—	—	75,000	(7)	1,083,750
	66,667	33,333	(10)	26.97	8/23/2014	—		—
Patsiokas	—	—		—	—	33,333	(6)	481,662
	—	—		—	—	100,000	(2)	1,445,000
	100,000	—		18.69	1/11/2011	—		—
	80,000	—		14.99	1/16/2012	—		—
	200,000	—		5.34	3/20/2013	—		—
	66,667	33,333	(8)	22.00	2/18/2014	—		—

(1)	Amounts shown calculated by multiplying the closing market price of our common stock on December 29, 2006, or $14.45, by the number of shares.
(2)	Scheduled to vest in equal tranches on the first day of the first open window period under the XM Insider Trading Policy occurring on or after each of March 14, 2007, 2008 and 2009.
(3)	Scheduled to vest on February 18, 2007.

(4)	Scheduled to vest on August 6, 2007. Each of Mr. Parsons’ and Mr. Panero’s respective option grants were awarded upon the execution of employment agreements on August 6, 2004. The option agreement for each provides that for seven years following the effective date of the employment agreements, neither Mr. Parsons nor Mr. Panero, respectively, may sell shares issued upon exercise of the option if the current trading price of our Class A common stock does not represent at least a 10% increase over the exercise price.
(5)	Scheduled to vest on February 18, 2007.
(6)	Scheduled to vest in equal tranches on the first day of the first open window period under the XM Insider Trading Policy occurring on or after each of March 23, 2007 and March 23, 2008.
(7)	Scheduled to vest in equal tranches on the first day of the first open window period under the XM Insider Trading Policy occurring on or after each of December 15, 2007, 2008 and 2009.
(8)	Scheduled to vest on February 18, 2007.
(9)	Scheduled to vest on the first day of the first open window period under the XM Insider Trading Policy occurring on or after August 23, 2007.
(10)	Scheduled to vest on August 23, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Parsons	—	$—	—	$—
Panero	—	—	—	—
Euteneuer	—	—	16,667	191,337
Toppenberg (2)	—	—	20,000	234,333
Patsiokas	—	—	16,667	191,337

(1)	For the 16,667 shares, the value realized is calculated based on multiplying the number of shares by the market close value of our common stock on August 16, 2006, or $11.48. These shares vested according to their prescribed vesting schedule on March 23, 2006. However, due to the XM Insider Trading Policy, the shares did not actually vest until August 16, 2006, when the trading period opened. For Mr. Toppenberg, an additional 3,333 shares vested on August 23, 2006, at $12.90.
(2)	Mr. Toppenberg elected to cover taxes with 1,134 of the 3,333 shares that vested on August 23, 2006 and 5,671 of the 16,667 shares that vested on August 16, 2006. Thus the net shares to Mr. Toppenberg as a result of the vesting of these shares was 13,195.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

Pursuant to each of their employment agreements, Mr. Panero, our CEO, and Mr. Parsons, our Chairman, are entitled to certain incremental payments and benefits, further discussed below.

Termination without Cause or Resignation for Good Reason. In the event we terminate the employment of Mr. Panero or Mr. Parsons without cause or if Mr. Panero or Mr. Parsons were to resign for good reason during the term of his agreement, or (in the case of Mr. Panero) employment terminates prior to the end of the term by mutual agreement, we will pay each of them a lump sum equal to three times (in the case of Mr. Panero) or two times (in the case of Mr. Parsons) the sum of base salary and annual bonus, if any, and will continue to make available or pay annually in a lump sum all applicable benefits for five years (in the case of Mr. Panero) or two years (in the case of Mr. Parsons) from the date of termination. Each would be entitled to receive a pro-rated portion of his annual bonus for that year. In addition, all options and restricted stock granted to Mr. Panero and

Mr. Parsons would vest immediately (except in the case of Mr. Panero that restricted stock granted in 2007 would vest upon completion of any consulting services he is required to perform) and all options would remain exercisable for eighteen months. The limitation on sales of restricted stock prohibiting trading until our Class A common stock achieves a $30 trading level or until seven years after the date of grant would lapse. If Mr. Panero is terminated without cause or by mutual agreement or if he resigns for good reason, any restrictions on restricted stock granted to him would lapse. Mr. Panero is required to perform part time consulting services for us if his employment terminates prior to the earlier of March 31, 2008 and consummation of a merger with Sirius Satellite Radio, and he is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control and a gross-up payment to be made to Mr. Panero to the extent of penalties imposed by Section 409A of the Internal Revenue Code.

Pursuant to the employment agreements, “good reason” means

•	a substantial diminution of the executive’s responsibilities or status;

•	XM’s relocation of the executive outside the Washington, D.C. area;

•

a material breach of the agreement by XM, provided that the executive has given XM notice of the conduct he believes to constitute the material breach and XM fails to remedy the breach within 10 days thereafter;

•	a “change of control” of XM as described below; or

•	in the case of Mr. Panero, the departure of Mr. Parsons as Chairman unless the new chairman is reasonably acceptable to Mr. Panero.

A “change of control” occurs where

•	any person or group becomes beneficial owner of securities of XM representing more than 40% of the voting power of XM;

•

Board members at the beginning of a two-year period (together with new members appointed with the concurrence of at least two thirds of those members) no longer constitute two thirds of the Board during such two-year period;

•

a merger/consolidation of XM occurs where the XM voting securities immediately prior to the merger/consolidation do not constitute at least 60% of the combined voting securities after the merger/consolidation (or in the case of Mr. Panero, shareholder approval of such a merger/consolidation); or

•	the stockholders approve a plan of complete liquidation or winding-up of XM or an agreement for the sale or disposition of all or substantially all of XM’s assets.

Termination for Cause or Voluntary Resignation. In the event we terminate Mr. Panero’s or Mr. Parsons’ employment for cause or if either the individual voluntarily resigns during the term of his agreement, we will pay, in accordance with our then-prevailing executive payroll practices, all base compensation, benefits and other payments to which the individual was entitled through the effective date of termination. In the case of voluntary resignation only, the individual also will be entitled to exercise any of his vested options within three months after termination. All unvested options and vested options that are not exercised within three months of termination will be forfeited.

Death. If Mr. Panero’s or Mr. Parsons’ employment terminates because of his death during the term of his agreement, we will continue to pay his then current base salary and pro-rated annual bonus (based on the percentage of base salary awarded as an annual bonus in the prior year), and will continue to make all applicable benefits available, to his legal representatives, estate, beneficiaries or heirs, through the end of the third calendar month following his death. In addition, XM will continue any health, medical, dental, or similar benefits which members of his family were receiving for a period of one year, or pay such family members an amount equal to their cost for obtaining equivalent coverage. All non-vested options will be forfeited. Legal representatives, estate, beneficiaries or heirs will be entitled to exercise any vested options within one year after the individual’s death.

Disability. If we terminate Mr. Panero’s or Mr. Parsons’ employment because of disability (defined as being unable, by virtue of illness or physical or mental incapacity or disability, to perform the individual’s essential job functions, whether with or without reasonable accommodation, in substantially the manner required prior to the commencement of the disability for more than ninety consecutive days) during the term of his agreement, we will continue to pay his then current base salary, and pro-rated annual bonus (based on the percentage of base salary awarded as an annual bonus in the prior year), and will continue to make all applicable benefits available, to the individual, through the end of the third calendar month following termination. In addition, we will continue any health, medical, dental, or similar benefits which the individual (and/or members of his family) were receiving for a period of one year, or pay the individual an amount equal to the cost of obtaining equivalent coverage. All non-vested options will be forfeited. Vested options may be exercised within one year after termination.

Nonrenewal. If we offer to renew Mr. Panero’s or Mr. Parsons’ employment agreement, but their employment nevertheless terminates, all vested options, including those scheduled to vest on the third anniversary of their employment agreements, will remain exercisable for three months, but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero’s or Mr. Parsons’ employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months.

Each of Mr. Panero’s and Mr. Parsons’ employment agreements restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Severance Agreements

We have entered into severance agreements with each of our NEOs other than our Chairman and our CEO. The form of agreement provides, among other things, that if a change in control of the Company occurs and as a result the officer is either terminated or terminates his employment for good reason, the officer would receive a lump sum cash payment equal to two times the sum of the officer’s base salary and target annual bonus, a pro-rata target annual bonus in respect of the year of termination, continued health and insurance benefits for two years, outplacement services for two years and a gross-up payment to cover excise taxes. The limitation on sales of restricted stock prohibiting trading until our Class A common stock achieves a $30 trading level or until seven years after the date of grant would lapse.

A “change in control” occurs where

•	any person or group becomes beneficial owner of securities of XM representing more than 40% of the voting power of XM;

•

Board members at the beginning of a two-year period (together with new members appointed with the concurrence of at least two thirds of those members) no longer constitute two thirds of the Board during such two-year period;

•

a merger/consolidation of XM occurs where the XM voting securities immediately prior to the merger/consolidation do not constitute at least 60% of the combined voting securities after the merger/consolidation; or

•	the stockholders approve a plan of complete liquidation or winding-up of XM or an agreement for the sale or disposition of all or substantially all of XM’s assets.

“Good reason” means

•

the assignment to the officer of any duties inconsistent with his or her status as an executive officer or a substantial adverse alteration in the officer’s title, line of reporting or nature or status of the officer’s responsibilities from those in effect immediately prior to the change in control;

•	a reduction in the officer’s annual base salary;

•	the relocation of the officer’s principal place of employment to a location more than 35 miles from the officer’s principal place of employment immediately prior to the change in control;

•	the failure to pay any portion of the officer’s base salary or annual bonus when due;

•	the failure to continue in effect any compensation plan in which the officer participates immediately prior to the change in control that is material to the officer’s compensation; or

•

the failure to continue to provide the officer with benefits substantially similar to those enjoyed by the officer under any of XM’s benefit plans in which the officer was participating immediately prior to the change in control, the taking of any other action which material reduces any such benefits or deprives the officer of any material fringe benefit enjoyed by the officer at the time of the change in control, or the failure to provide the officer with the number of paid vacation days to which the officer is entitled on the basis of years of service in accordance with normal vacation policy in effect at the time of the change in control.

Acceleration of Equity Pursuant to Equity Plans

Restricted Stock. Pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, our restricted stock awards held by the NEOs will become 100% vested upon termination of service, if service terminates as a result of death or as the result of an involuntary termination within one year of a “change of control” (which has a substantially similar definition to that described above under “Severance Agreements” except that it includes shareholder approval, rather than consummation, of a merger or consolidation transaction) or involuntary termination or resignation for “good reason” (which has a substantially similar definition to that described above under “Severance Agreements”) within one year of a consummated merger transaction. In the case of Mr. Panero and Mr. Parsons, the terms of their employment agreements, which are described above, control with respect to the restricted stock held by each.

Stock Options. Pursuant to our 1998 Shares Award Plan, stock option awards held by the NEOs may be exercised for the following periods after the applicable termination:

•	zero months in the case of a termination for good cause;

•	three months in the case of a voluntary termination;

•	six months following an involuntary termination; or

•	twelve months in the case of death, disability, retirement or voluntary or involuntary termination after a change of control.

Upon the optionee’s termination of employment, the option will be exercisable only to the extent that it was vested and exercisable as of the date of the optionee’s termination, except that in the case of the optionee’s death or involuntary termination within one year of a change of control, the option will vest immediately in full and be fully exercisable by the optionee or authorized representative. In the case of Mr. Panero and Mr. Parsons, the terms of their employment agreements, which are described above, control with respect to the options held by each.

Potential Payments

Based upon a hypothetical termination date of December 31, 2006 and stock price equal to $14.45, the closing price of our Class A common stock on December 29, 2006, the payments and benefits payable to our NEOs would have been as follows:

In the event of termination without cause or resignation for good reason, Mr. Panero would receive $2,025,000 in base salary, $2,025,000 in bonus, $931,530 in health care and other insurance benefits and $2,167,500 in accelerated equity; Mr. Parsons would receive $1,050,000 in base salary, $1,050,000 in bonus, $273,000 in health care and other insurance benefits, $2,167,500 in accelerated equity and $1,115,136 in tax gross-up payments; Mr. Euteneuer would receive $850,330 in base salary, $170,066 in bonus, $221,086 in health care and other insurance benefits, $2,432,412 in accelerated equity and up to $21,000 in outplacement services; Mr. Toppenberg would receive $813,344 in base salary, $162,669 in bonus, $211,470 in health care and other insurance benefits, $2,697,324 in accelerated equity, up to $21,000 in outplacement services and $618,253 in tax gross-up payments; and Mr. Patsiokas would receive $728,000 in base salary, $145,600 in bonus, $189,280 in health care and other insurance benefits, $1,926,662 in accelerated equity and up to $21,000 in outplacement services.

In the event of termination for death, Mr. Panero’s legal representatives would receive $168,750 in base salary, $168,750 in bonus, $175,500 in health care and other insurance benefits, and $2,167,500 in accelerated equity; Mr. Parsons’ legal representatives would receive $131,250 in base salary, $131,250 in bonus, $136,500 in health care and other insurance benefits, and $2,167,500 in accelerated equity; Mr. Euteneuer’s legal representatives would receive $2,432,412 in accelerated equity; Mr. Toppenberg’s legal representatives would receive $2,697,324 in accelerated equity; and Mr. Patsiokas’ legal representatives would receive $1,926,662 in accelerated equity.

In the event of termination for disability, Mr. Panero would receive $168,750 in base salary, $168,750 in bonus and $186,306 in health care and other insurance benefits; and Mr. Parsons would receive $131,250 in base salary, $131,250 in bonus and $136,500 in health care and other insurance benefits.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Nathaniel A. Davis (1)	$27,402	—	$122,139	—	—	—	$149,541
Joan Amble	3,304	—	87,321	—	—	—	90,625
Thomas J. Donohue	40,000	—	122,139	—	—	—	162,139
Eddy W. Hartenstein	32,505	—	122,139	—	—	—	154,644
Jarl Mohn	34,500	—	122,139	—	—	—	156,639
Jack Shaw	48,500	—	122,139	—	—	—	170,639
Jeffrey D. Zients	19,265	—	77,819	—	—	—	97,084
George W. Haywood	24,163	—	122,139	—	—	—	146,302
Jack Roberts	6,668	—	—	—	—	—	6,668
Chester Huber (5)	—	—	—	—	—	—	—
John Mendel (5)	—	—	—	—	—	—	—

(1)

Mr. Davis was appointed as President and Chief Operating Officer in July 2006. While he earned our standard director fees prior to his appointment as President and Chief Operating Officer, he will not receive any director fees while he continues to be an XM employee. Mr. Davis received compensation for his service as an executive officer beginning in July 2006 pursuant to an employment agreement, which was reported in our Current Report on Form 8-K filed with the SEC on July 24, 2006, and amended as reported in our Current Report on Form 8-K filed with the SEC on April 10, 2007; however, his total compensation did not put him among the top three executive officers requiring disclosure in the Summary Compensation Table for 2006.

(2)	Our fees paid to directors are described below in the paragraph immediately following this table.
(3)	For all directors other than Mr. Zients, Ms. Amble, Mr. Roberts, Mr. Huber, and Mr. Mendel, the full grant date fair value of the option award, computed in accordance with FAS 123R, is $122,139. For Mr. Zients’ option award, the full grant date fair value of his option award, computed in accordance with FAS 123R, is $77,819. For Ms. Amble’s option award, the full grant date fair value of her option award, computed in accordance with FAS 123R, is $87,321. Messrs. Roberts, Huber, and Mendel did not have any option awards in 2006. For a discussion of the assumptions used for purposes of this valuation, see Note 12 to our 2006 audited financial statements included within our Annual Report on Form 10-K for 2006.
(4)	The following are the aggregate number of exercisable option awards outstanding and held by each non-employee director as of December 31, 2006: Ms. Amble: 10,000; Mr. Donohue: 86,757; Mr. Hartenstein: 20,000; Mr. Mohn: 30,000; Mr. Shaw: 56,757; Mr. Zients: 10,000; Mr. Haywood: 30,000; and Mr. Roberts: 0. As of December 31, 2006, Mr. Davis has a total of 86,757 options exercisable that were awarded as a non-employee director.
(5)	Mr. Huber and Mr. Mendel, who are the director designees of General Motors and American Honda, respectively, have elected to forgo all standard compensation paid by XM to directors.

In 2006, our independent directors (as determined by our Board of Directors) received an annual retainer fee of $15,000, $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. We also reimbursed reasonable travel expenses incurred in connection with attendance at board meetings. Independent directors received $5,000 per year for each board committee on which they serve, $10,000 for serving as the chair of a committee and $15,000 for serving as the chair of the Audit Committee. Our director compensation and reimbursement policy has not changed for 2007. It has been our practice to make annual equity grants to our non-employee directors.

Report of the Audit Committee of the

Board of Directors of XM Satellite Radio Holdings Inc.

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The Audit Committee’s responsibilities are as described in a written charter adopted by the Board. The Audit Committee reviews the financial information that will be provided to shareholders and others, the system of internal controls that management and the Board have established and the audit process. In fulfilling its responsibilities, the Committee, among other things, oversees the independent auditors and confirms their independence, oversees internal accounting and financial staffing, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee members are currently Joan L. Amble, Eddy W. Hartenstein, Jack Shaw and Jeffrey D. Zients. All members of the Audit Committee are independent directors within the meaning of NASDAQ’s rules and the requirements of the SEC. The Board of Directors determined that all members of the Audit Committee, each an independent director, is an audit committee financial expert under the SEC rules. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Committee met four times during 2006, and its meetings include separate sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. To fulfill the requirements of the Audit Committee Charter, the Committee plans its meetings according to a detailed agenda that ensures that each of its responsibilities under the charter is met. As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

As part of its responsibility to monitor the Company’s internal controls, during 2006 the Committee received reports at every meeting from management and external consultants to the Company on the progress in meeting the Company’s obligations with regard to documenting and testing its internal controls and resolving any issues that were identified. The Committee also met at every meeting during 2006 with the independent auditors to discuss their views with respect to internal controls and the Company’s progress in meeting its internal control obligations. The Committee reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, which was included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, discussed its findings with the full Board, and discussed with the auditors the auditors attestation report concerning this assessment.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee also recommended to the Board, and the Board has approved, the inclusion of management’s assessment of internal controls and the attestation report of the independent auditors regarding that assessment in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2006 and 2005, the Company’s independent registered public accounting firm, KPMG LLP, billed the Company the following fees:

	Fiscal Year ended December 31,
	2006	2005
Audit Fees	$1,933,000	$1,176,000
Audit-Related Fees(1)	167,000	197,000
Tax Fees	—	—
All Other Fees	—	87,000

Total	$2,100,000	$1,460,000

(1)	Includes fees for securities offerings, SEC registration statements and various related matters.

All Audit-Related Fees were approved by the Audit Committee. None of the hours expended on KPMG’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2006 were attributed to work performed by persons other than KPMG’s full-time, permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s pre-approval procedures or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent public accountants to provide any audit or permissible non-audit service to the Company. Pursuant to the procedures, which are annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. The Audit Committee has approved the engagement of the Company’s public accountants from time to time to perform certain limited services in an amount not to exceed $50,000 per engagement, which services may include the issuance of consents relating to the public offering of securities, the review and attestation of management’s calculations pursuant to debt, warrant and contractual covenants and related matters, participation in discussions with management and its advisors in connection with various proposed transactions and reviewing management’s assessment of the appropriate accounting treatment of such transactions, and the review and comment on the Company’s accounting policies. In the event that the independent public accountant’s estimate of fees for any such pre-approved service exceeds $50,000 per engagement, then the specific approval of the Audit Committee is to be obtained.

Representatives of KPMG LLP are expected to be present at the 2007 annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Respectfully submitted,

Audit Committee

Joan L. Amble

Eddy W. Hartenstein

Jack Shaw

Jeffrey D. Zients

APPROVAL OF THE XM SATELLITE RADIO HOLDINGS INC.

2007 STOCK INCENTIVE PLAN

(Proposal 2)

This section provides a summary of the terms of the 2007 Stock Incentive Plan and the proposal to approve the plan.

The Board of Directors approved the 2007 Stock Incentive Plan effective April 4, 2007, subject to approval from our shareholders at this meeting. We are asking our shareholders to approve our 2007 Stock Incentive Plan as we believe that approval of the plan is essential to our continued success. Under the current XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, 154,379 shares remain available for grant as of March 31, 2007, which is not adequate for our needs, and no awards may be made under the 1998 Plan after June 15, 2008. The purpose of the 2007 Stock Incentive Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the Board of Directors, an initial or increased grant under the 2007 Stock Incentive Plan will be a valuable incentive and will serve to the ultimate benefit of shareholders by aligning more closely the interests of 2007 Stock Incentive Plan participants with those of our shareholders.

On the Record Date, the number of shares of Class A common stock reserved for issuance under the 2007 Stock Incentive Plan was equal to twenty-five million (25,000,000) shares of Class A common stock. On the Record Date, the closing price of our Class A common stock was $12.14 per share. Because participation and the types of awards under the 2007 Stock Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2007 Stock Incentive Plan is approved are not currently determinable other than as set forth below under the caption “New Plan Benefits” on page 41. On the Record Date, there were approximately ten executive officers, 946 employees and eight non-employee directors of the Company and its subsidiaries who were eligible to participate in the 2007 Stock Incentive Plan.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the 2007 Stock Incentive Plan.

The Board of Directors recommends that shareholders vote “FOR” the approval of the 2007 Stock Incentive Plan.

Description of the Plan

A description of the provisions of the 2007 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2007 Stock Incentive Plan, a copy of which is attached as Exhibit A to this proxy statement.

Administration. The 2007 Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors.

Class A common stock Reserved for Issuance under the Plan. The Class A common stock issued or to be issued under the 2007 Stock Incentive Plan consists of authorized but unissued shares, or, to the extent permitted by applicable law, shares that have been reacquired by the Company. The share pool is not replenished over time with shares that are tendered to pay the exercise price of options, shares withheld for taxes, or open market purchases with proceeds from option exercises. In addition, the practice of net-counting for the settlement of stock-settled stock appreciation rights is not used. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any Class A common stock, then the number of shares of Class A common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2007 Stock Incentive Plan. Awards other than options and stock appreciation rights will reduce the shares available for grant under the plan by 1.5 shares for each share subject to such an award.

Eligibility. Awards may be made under the 2007 Stock Incentive Plan to employees of or consultants to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the Board of Directors.

Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. The 2007 Stock Incentive Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for shareholder approval to the extent stated by the Board, required by the plan, required by the Internal Revenue Code or other applicable laws, rules or regulations.

Awards. The Compensation Committee may award:

•	restricted stock, which are shares of Class A common stock subject to restrictions.

•	options to purchase shares of Class A common stock.

•	stock units, which are Class A common stock units subject to restrictions.

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A common stock.

•

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•

performance and annual incentive awards, ultimately payable in Class A common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

•	cash.

•

other stock-based awards, which are any rights not previously described in the plan and is an award denominated or payable in, value in whole or in part by reference to, otherwise based on or related to shares.

Options. The 2007 Stock Incentive Plan permits the granting of options to purchase shares of Class A common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The fair market value is generally determined as the closing price of the Class A common stock on the day of the grant date or such other determination date. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Class A common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of Class A common stock, by means of a broker-assisted cashless exercise or by other means approved by the Committee.

Stock options and stock appreciation rights may not be repriced absent shareholder approval. This provision applies to both direct repricings (lowering the exercise price of an outstanding grant) and indirect repricings (canceling an outstanding grant and granting a replacement grant with a lower exercise price). Notwithstanding the foregoing, under certain circumstances awards granted under the plan may be amended, modified or cancelled in consideration of a cash payment, an alternative award or both equal to the fair market value of such cancelled award.

Stock options granted under the 2007 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2007 Stock Incentive Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction. If awards are continued or substituted for, any grantee who is terminated without cause or who terminates for good reason within one year after the change of control transaction will be fully vested in his or her award.

Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2007 Stock Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2007 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and

(iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2007 Stock Incentive Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), are used by the Compensation Committee (and not by the Board) in establishing performance goals:

•	total shareholder return;

•	such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization, with or without adjustments used from time to time by the Company in its publicly filed financial statements;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	subscribers;

•	conversion ratio;

•	subscriber acquisition cost or cost per gross add; and

•	any other business criteria used in the Company’s publicly announced guidance.

Business criteria may be measured on a GAAP or non-GAAP basis.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

The maximum number of shares of Class A common stock subject to options that can be awarded under the 2007 Stock Incentive Plan to any person is 1,500,000 per year. The maximum number of shares of Class A common stock that can be awarded under the 2007 Stock Incentive Plan to any person, other than pursuant to an option, is 1,000,000 per year. These limits are increased to 3,000,000 and 2,000,000 per year respectively for grants made in the year an employee is hired in order to provide flexibility in recruiting executives while complying with the requirements of Section 162(m). The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $1,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period that is longer than one year by any one person is $3,000,000.

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Class A common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Class A common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Class A common stock in an amount generally equal to the excess of the fair market value of the Class A common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Class A common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Class A common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Class A common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Class A common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Class A common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Class A common stock will be the fair market value of the shares of Class A common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Stock Units. There are no immediate tax consequences of receiving an award of stock units under the 2007 Stock Incentive Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2007 Stock Incentive Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

New Plan Benefits

The following table sets forth the number of shares of restricted stock that would be granted under the 2007 Stock Incentive Plan only upon approval of the Plan by our shareholders, to the NEOs, to all executive officers as a group, to all directors who are not executive officers as a group, and to all employees, including current officers who are not executive officers, as a group. Except as listed in the table, no determination has been made by the Compensation Committee regarding future awards under the Plan to other eligible persons other than additional grants that may be made to newly hired employees or for retention or promotion purposes that would also be subject to approval of the Plan by our shareholders.

2007 Stock Incentive Plan

Name and Position	Dollar Value ($)(1)	Number of Shares of Restricted Stock (2)
Gary Parsons Chairman of the Board	$3,693,000	300,000	(3)
Hugh Panero Chief Executive Officer	1,846,500	150,000	(4)
Joseph J. Euteneuer Executive Vice President, Chief Financial Officer	861,700	70,000	(5)
Erik Logan Toppenberg Executive Vice President, Programming	1,169,450	95,000	(6)
Stelios Patsiokas Executive Vice President, Engineering and Technology	1,169,450	95,000	(7)
Executive Group (all executive officers as a group)	16,464,625	1,337,500	(8)
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group(9)	39,889,324	3,240,400	(10)

(1)	Based on the closing price of our Class A common stock of $12.31 on April 4, 2007, which is the date the grants were approved by our Compensation Committee, subject to approval of the 2007 Stock Incentive Plan by our shareholders.
(2)	Restricted stock awards will reduce the shares available for grant under the 2007 Stock Incentive Plan by 1.5 shares for each share subject to such an award.
(3)	Consists of an annual grant of 200,000 shares and a retention grant (made in light of our proposed merger with Sirius Satellite Radio) of 100,000 shares. Annual grants would vest in equal tranches on the first three anniversaries of the grant date and retention grants would vest in full on the first anniversary of the grant date.
(4)	Consists of an annual grant of 150,000 shares.
(5)	Consists of an annual grant of 40,000 shares and a retention grant of 30,000 shares.
(6)	Consists of an annual grant of 60,000 shares and a retention grant of 35,000 shares.
(7)	Consists of an annual grant of 60,000 shares and a retention grant of 35,000 shares.
(8)	Consists of annual grants of 915,000 shares and retention grants of 422,500 shares.
(9)	Consists of XM employees who are not executive officers.
(10)	Consists of annual grants of 2,371,150 shares and retention grants of 869,250 shares.

Disclosure with Respect to our Equity Compensation Plans

The Company maintains the 1998 Shares Award Plan, as amended, which we refer to as the 1998 Plan, the Talent Option Plan, which we refer to as the Talent Plan, and the Employee Stock Purchase Plan, which we refer to as the ESPP, pursuant to which it may grant equity awards to eligible persons. The 1998 Plan, the Talent Plan and the ESPP are described more fully below.

The following table gives information about equity awards under the 1998 Plan, the Talent Plan and the ESPP as of December 31, 2006. The table does not include information about the proposed 2007 Stock Incentive Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	15,783,184	$17.85	513,557	(2)
Equity compensation plans not approved by security holders(3)	111,250	13.02	340,000	(4)

Total	15,894,434	$17.81	853,557

(1)	Consists of the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan. Pursuant to the terms of our proposed merger with Sirius Satellite Radio, we suspended our Employee Stock Purchase Plan as of April 1, 2007. As of March 31, 2007, the number of shares of Class A common stock to be issued upon exercise of outstanding options under the 1998 Plan was 15,531,812 with a weighed average exercise price of $17.97 and term to expiration of approximately 6.5 years, and the number of unvested shares of restricted stock outstanding as of March 31, 2007 was 3,441,608 with weighted average per share value of $19.16.
(2)	Consists of 230,598 shares available under the 1998 Plan and 282,959 shares available under the ESPP as of December 31, 2006. As of March 31, 2007, 154,379 shares remained available under the 1998 Plan and 255,247 shares remained available under the ESPP.
(3)	Consists of the XM Talent Option Plan.
(4)	As of March 31, 2007, 340,000 shares remained available under the Talent Plan. As of March 31, 2007, the number of shares of Class A common stock to be issued upon exercise of outstanding options under the Talent Plan was 111,250 with a weighted average exercise price of $13.02.

Summary Description of the Company’s Equity Compensation Plans

1998 Shares Award Plan

The Company’s stockholders approved the 1998 Shares Award Plan on June 16, 1998 and approved amendments to the 1998 Plan on July 8, 1999, May 31, 2000, May 24, 2001, May 23, 2002 and May 22, 2003.

Number of Shares Subject to the 1998 Plan. The 1998 Plan reserves for issuance up to 25,000,000 shares of the Company’s common stock with respect to which awards may be granted under the plan. The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, or other changes in capitalization as described in the 1998 Plan.

Eligibility for Participation. Options may be granted under the 1998 Plan to all employees who are regularly employed, consultants and non-employee directors.

Terms of Options. Options granted to employees may be either incentive stock options (ISOs), which satisfy the requirements of Code Section 422, or nonstatutory options (NSOs), which are not intended to satisfy such requirements. Options granted to non-employee directors and consultants may only be NSOs.

The exercise price of options granted under the 1998 Plan may not be less than the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash, other shares of our common stock, or cashless exercise. The term of an ISO or NSO may not exceed ten years.

Options may be made exercisable only under the conditions the Board may establish, such as, if the optionee remains employed until a specified date, or if specified performance goals have been met. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the Board up to the remainder of the option’s term.

Terms of Restricted Stock. The Board may determine the terms and conditions of any grants of Restricted Stock granted to eligible persons. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the holder and deposited with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such shares of Restricted Stock, the Company shall deliver such certificates to the holder’s legal representative. Dividends and other distributions paid on or in respect of any shares of Restricted Stock may be paid directly to the holder, or reinvested in additional shares of Restricted Stock, as determined by the Board. Unless otherwise determined by the Board at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited and reacquired by the Company at the price paid by the holder, provided that the Board may provide that in the event of the holder’s retirement, permanent and total disability or death, or in special circumstances, a waiver of remaining restrictions with respect to such shares of Restricted Stock would be in the best interests of the Company.

Acceleration in Connection with a Change of Control. If a Change of Control occurs, a holder of an award under the plan shall be entitled to receive an Equivalent Award (defined as a continuation of the award by the Company, an agreement by the person acquiring the Company to honor or assume the award following the Change of Control, or the substitution of a new award with an inherent value equivalent to that of the original award and on terms at least as beneficial to the holder as those contained in the original award agreement). If the holder cannot receive an Equivalent Award, the holder will receive cash equal to the excess of the highest price paid for a share in connection with the Change of Control over the exercise price per share under the award, including all shares with respect to which the award has not yet become exercisable. If the holder would be subject to suit under Section 16(b) if a cash payment was made, the holder may exercise any awards in full beginning two weeks before the Change of Control. If a holder receives an Equivalent Award and is terminated within one year following the merger consummation by reason of involuntary termination without cause or for good reason, any forfeiture restrictions would lapse and the Equivalent Award may be exercised in full beginning on the date of such termination for a period of one year (but not beyond the expiration of the award).

In general, a “Change of Control” will be deemed to have occurred upon the acquisition of more than 40% of the combined voting power of our then outstanding securities, a change in two-thirds of the Board of Directors over a two-year period as detailed in the plan, shareholder approval of certain mergers or consolidations regardless of which company is the surviving entity, or shareholder approval of a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition of the Company of substantially all of its assets.

Acceleration in Connection with a Merger of Consolidation. Upon a merger or consolidation with another corporation, if the agreement of merger of consolidation does not provide for the continuance of the awards under the plan or the substitution of new awards or the assumption of such awards by the surviving corporation, or upon a dissolution, liquidation, or sale of all or substantially all the assets of the Company, outstanding awards will be accelerated and exercisable immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets.

Deduction to the Company. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee. The deduction generally will be allowed for our taxable year in which occurs the last day of the calendar year in which the optionee recognizes ordinary income.

Employee Stock Purchase Plan

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The stockholders approved the ESPP on September 27, 1999 and approved amendments to the ESPP on May 24, 2001 and May 22, 2003. In connection the merger agreement we signed with Sirius Satellite Radio in February 2007, no purchases may be made under the ESPP after March 31, 2007.

Number of Shares Subject to the ESPP. The ESPP reserved 1,000,000 shares of common stock for issuance under this plan.

Eligibility for Participation. Employees generally are eligible to participate in the ESPP if they are employed before the beginning of the applicable offering period and they are customarily employed by us for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated parent or subsidiaries.

Terms of Awards. Under the ESPP, eligible employees are permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction of at least 1% of their compensation and are subject to maximum purchase limitations.

The purchase price for common stock purchased under the plan cannot be less than 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The offering dates, purchase dates and duration of offering periods may be changed without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

Deduction to the Company. The Company will be entitled to a deduction in connection with the disposition of shares acquired under the ESPP only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the shares.

Talent Option Plan

In 2000, the Board adopted the Talent Plan. Because awards under the Talent Plan may be made only to non-employees (such as programming talent who are not XM employees), the Talent Plan has not been approved by stockholders. The Talent Plan reserves for issuance up to 500,000 shares of the Company’s common stock pursuant to the exercise of options granted under the plan. The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, or other changes in capitalization as described in the Talent Plan.

Eligibility for Participation. Options under the Talent Plan may be granted to an individual or entity that is in a non-employee service provider to the Company (or any parent or subsidiary of the Company).

Terms of Options. Nonstatutory stock options (NSOs) are available for grant under the Talent Plan. The exercise price of options granted under the Talent Plan shall be determined by the Board. Payment of the exercise price may be made in cash, other shares of our common stock, or any form of cashless exercise. The term of an NSO may not exceed ten years.

Options may be made exercisable only under the conditions the Board may establish. The award shall provide whether the optionee’s right to exercise the Option shall terminate if the optionee ceases to provide services.

Acceleration in Connection with a Change of Control. If a Change of Control occurs, a holder of an award under the plan shall be entitled to receive an Equivalent Award (defined as a continuation of the award by the Company, an agreement by the person acquiring the Company to honor or assume the award following the

Change of Control, or the substitution of a new award with an inherent value equivalent to that of the original award and on terms at least as beneficial to the holder as those contained in the original award agreement). If the holder cannot receive an Equivalent Award, the holder will receive cash equal to the excess of the highest price paid for a share in connection with the Change of Control over the exercise price per share under the award, including all shares with respect to which the award has not yet become exercisable. If the holder would be subject to suit under Section 16(b) if a cash payment was made, the holder may exercise any awards in full beginning two weeks before the Change of Control. If a holder receives an Equivalent Award and is terminated within one year following the merger consummation by reason of involuntary termination without cause or for good reason, any forfeiture restrictions would lapse and the Equivalent Award may be exercised in full beginning on the date of such termination for a period of one year (but not beyond the expiration of the award).

In general, a “Change of Control” will be deemed to have occurred upon the acquisition of more than 40% of the combined voting power of our then outstanding securities, a change in two thirds of the Board of Directors over a two-year period as detailed in the plan, shareholder approval of certain mergers or consolidations regardless of which company is the surviving entity, or shareholder approval of a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition of the Company or substantially all of its assets.

Acceleration in Connection with a Merger of Consolidation. Upon a merger or consolidation with another corporation, if the agreement of merger of consolidation does not provide for the continuance of the awards under the plan or the substitution of new awards or the assumption of such awards by the surviving corporation, or upon a dissolution, liquidation, or sale of all or substantially all the assets of the Company, outstanding awards will be accelerated and exercisable immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets.

Deduction to the Company. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee. The deduction generally will be allowed for our taxable year in which occurs the last day of the calendar year in which the optionee recognizes ordinary income.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE 2007 FISCAL YEAR

(Proposal 3)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholder ratification of Proposal 3 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 3 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 3, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if Proposal 3 is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and stockholders.

Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of Class A common stock present or represented by Proxy at the Annual Meeting is required to approve Proposal 3.

The Board of Directors recommends that the stockholders of XM Satellite Radio Holdings Inc. vote “FOR” Proposal 3.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal 2006 or written representations that no other reports were required, we believe that all filing requirements under Section 16 for fiscal 2006 were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2008

Any proposal or proposals by a stockholder intended to be included in our proxy statement and form of proxy relating to the 2008 annual meeting of stockholders must be received by us no later than December 18, 2007, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2008 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2008 annual meeting of stockholders, notice of such proposal must be received in writing by our Secretary between 60 and 90 days prior to the annual meeting, except that if less than 70 days’ notice of the date of the annual meeting is given to stockholders or publicly disclosed, notice of such proposal must be received by the Secretary not later than the 10th day following the date that notice of the annual meeting is mailed or publicly disclosed. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the 2008 annual meeting of stockholders but not included in the proxy statement.

OTHER MATTERS

The Board of Directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 16, 2007

EXHIBIT A

XM SATELLITE RADIO HOLDINGS INC.

2007 STOCK INCENTIVE PLAN

XM SATELLITE RADIO HOLDINGS INC.

2007 STOCK INCENTIVE PLAN

XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2007 Stock Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, outside directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units, dividend equivalent rights, cash awards and any other stock-based award under the Plan. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) over a performance period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Dividend Equivalent Rights, cash award, or any Other Stock-Based Award under the Plan.

2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Grantee.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, with respect to any Grantee, the meaning of such term as set forth in the employment agreement between the Company (or any Affiliate) and the Grantee or, in the event there is no such employment agreement (or if any such employment agreement does not contain such a definition), such term shall mean (i) willful or gross misconduct or willful or gross negligence in the performance of his or her duties for the Company or any Affiliate, (ii) neglect of his or her duties for the Company or any Affiliate after written notice and opportunity to cure, (iii) dishonesty, fraud, theft, embezzlement or misappropriation of funds, properties or assets of the Company or of any Affiliate, (iv) conviction of a felony or (v) a direct or indirect material breach of the terms of any agreement with the Company or any Affiliate.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means XM Satellite Radio Holdings Inc.

2.11 “Corporate Transaction” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who at the beginning of any two-year period constitute the Board, plus new directors of the Company whose election or nomination for election by the Company’s shareholders is approved by a vote of a at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board; or (iii) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

2.12 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.14 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 12 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.15 “Effective Date” means             , 2007, the date the Plan is approved by the shareholders.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.17 “Fair Market Value” with respect to a share of Stock means the value of a share of such Stock determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The NASDAQ Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the share of Stock shall be the value of the Stock as determined by the Committee in good faith in a manner consistent with Code Section 409A. “Fair Market Value” with respect to an Award means the value of the Award as determined by the Committee in good faith, taking into consideration applicable tax and accounting rules and regulations.

2.18 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.19 “Good Reason” means (a) a substantial adverse alteration in the Grantee’s title or responsibilities from those in effect immediately prior to the Corporate Transaction; (b) a reduction in the Grantee’s annual base salary as of immediately prior to the Corporate Transaction (or as the same may be increased from time to time) or a material reduction in the Grantee’s annual target bonus opportunity as of immediately prior to the Corporate Transaction; or (c) the relocation of the Grantee ‘s principal place of employment to a location more than 35 miles from the Grantee’s principal place of employment as of the Corporate Transaction or the Company’s requiring the Grantee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Grantee’s business travel obligations as of immediately prior to the Corporate Transaction. The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that the Grantee provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason.

2.20 “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Committee.

2.21 “Grantee” means a person who receives or holds an Award under the Plan.

2.22 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.23 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.24 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.25 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.26 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.27 “Other Stock-Based Award” shall mean any right granted under Section 13 of the Plan.

2.28 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.29 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

2.30 “Plan” means this XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan.

2.31 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Other Stock-Based Award.

2.32 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.33 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.34 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 9 hereof.

2.35 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.36 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.37 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.38 “Stock” means the common stock, par value $.01 per share, of the Company.

2.39 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.40 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.41 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.42 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.43 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3.	ADMINISTRATION OF THE PLAN

3.1.	Board

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2.	Committee.

The Board has delegated to the Committee the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b—3 (or its successor) under the Exchange Act and (c) who comply with the independence requirements of the stock exchange on which the Common Stock is listed.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken or such determination may be made by the Board. Unless otherwise expressly determined by the Board, any action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3.	Terms of Awards.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof ) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award other than amendments or modifications necessary to comply with Section 409A and amendments pursuant to Section 5.3.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR, including without limitation by replacement of underwater Options or SARs with cash or other award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed or result in replacement of underwater Options or SARs with cash or other award with an exercise price below the Fair Market Value as of the date of such replacement award, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17 or Section 5.3 and may be made to make changes to achieve compliance with applicable law, including Internal Revenue Code Section 409A.

3.4.	Deferral Arrangement.

The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents, and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.5.	No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.6.	Share Issuance/Book-Entry

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be twenty five million shares (25,000,000). Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. The number of shares available for issuance under the Plan shall be reduced by the number of shares subject to Options and SARs. Upon a grant of Awards other than Awards of Options or SARs, the number of shares available for issuance under the Plan shall be reduced by 1.5 times the number of shares of Stock subject to such Awards.

The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution. The Committee may adopt reasonable counting procedures to ensure appropriate counting, to avoid double counting (as, for example, in the case of tandem or substitute awards) and to make adjustments if the number of shares of Stock actually delivered differs from the number of shares of Stock previously counted in connection with a Grant.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, an amendment will be contingent on approval of the Company’s stockholders if the amendment would: (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the aggregate number of shares of Stock that may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

5.4.	Additional Provisions

Any provision of the Plan or any Award Agreement notwithstanding, the Committee may cause any Award granted hereunder to be amended, modified or cancelled in consideration of a cash payment, an alternative Award or both made to the holder of such cancelled Award equal to or greater than the Fair Market Value of such cancelled Award.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Committee shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2.	Successive Awards and Substitute Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the original date of grant; provided, that, the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3.	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is one million five hundred shares (1,500,000) per calendar year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is three million (3,000,000).

(ii) the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option or SAR, to any person eligible for an Award under Section 6 hereof is one million (1,000,000) per calendar year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is two million (2,000,000).

(iii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any calendar year by any one Grantee shall be $1,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period of greater than one year by any one Grantee shall be $3,000,000.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the

Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4.	Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6.	Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.7.	Rights of Holders of Options

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

8.9.	Transferability of Options

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12.	Notification of Disqualifying Disposition

If any Grantee shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Agreement for a SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that an SAR that is granted subsequent to the Grant Date of a related Option must have an SAR Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

9.2.	Other Terms.

The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term.

Each SAR granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4.	Transferability of SARS

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1.	Grant of Restricted Stock.

Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2.	Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units in accordance with Section 14.1 and 14.2. Restricted Stock, Stock Units Awards or Other Stock- Based Awards may be granted or sold as described in the preceding sentence in respect of past or future services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee. Restricted Stock for which vesting may be accelerated by achieving performance targets shall not vest in full in less than one (1) year from the Grant Date. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Stock Units.

10.3.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the

Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

10.4.	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5.	Rights of Holders of Stock Units.

10.5.1	Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

10.5.2	Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock and Stock Unit Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

10.7.	Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

11.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock, if any, may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

11.3.	Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

11.4.	Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules.

12.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

12.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

12.2.	Termination of Service.

Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

13.	OTHER STOCK-BASED AWARDS

The Committee shall have the discretion and authority to grant to eligible persons an “Other Stock-Based Award,” which shall consist of any right that is (i) not an Award previously described in this Plan and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities or rights convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

14.	TERMS AND CONDITIONS OF PERFORMANCE AND ANNUAL INCENTIVE AWARDS

14.1.	Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 14.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

14.2.	Performance or Annual Incentive Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.2.

14.2.1	Performance Goals Generally.

The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

14.2.2	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee (and not by the Board) in establishing performance goals for such Performance or Annual Incentive Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization, with or without adjustments used from time to time by the Company in its publicly filed financial statements; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity (15) revenue; (16) subscribers; (17) conversion ratio; (18) subscriber acquisition cost or cost per gross add; and (19) any other business criteria used in the Company’s publicly announced guidance. Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis. The Committee may provide, in a manner that meets the requirements of Code Section 162(m) that any evaluation of performance may include or exclude any of the following events that occur during the applicable performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring programs; (e) extraordinary nonrecurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

14.2.3.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

14.2.4.	Settlement of Performance or Annual Incentive Awards; Other Terms.

Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

14.3.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any potential Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

14.4.	Status of Section 14.2 Awards Under Code Section 162(m)

It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 14.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16.	REQUIREMENTS OF LAW

16.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction.

Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

17.3.	Corporate Transaction.

Subject to the exceptions set forth in the last sentence of this Section 17.3 and the last sentence of Section 17.4, upon the occurrence of a Corporate Transaction:

(i) all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices (an “Equivalent Award”), in which event the Plan, Options, SARs, Stock Units and

Restricted Stock theretofore granted shall continue in the manner and under the terms so provided. If the Grantee receives an Equivalent Award in connection with a Corporate Transaction and his employment is terminated by the Company without Cause or by the employee with Good Reason within one year following the Corporate Transaction, the Equivalent Award may be exercised in full beginning on the date of such termination and for such period as the Committee shall determine.

17.4.	Adjustments.

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1.	Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.	Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable, including, without limitation, the granting of equity awards otherwise than under the Plan.

18.3.	Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

18.4.	Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.	Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6.	Number and Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7.	Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.	Governing Law

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.	Section 409A of the Code

The Committee intends to comply with Section 409A of the Code ("Section 409A"), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Committee determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision may be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

*    *    *

To record adoption of the Plan by the Board as of             , 2007, and approval of the Plan by the stockholders on             , 2007, the Company has caused its authorized officer to execute the Plan.

XM SATELLITE RADIO HOLDINGS INC.

By:
Title:

PROXY

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, D.C. 20002

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Joseph Titlebaum and Hugh Panero, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class A common stock of XM Satellite Radio Holdings Inc. held of record by the undersigned on April 12, 2007 at the Annual Meeting of Stockholders to be held on May 25, 2007 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒ Please mark votes as in this example

1.	Election of Directors, Nominees:

(01) Gary M. Parsons, (02) Hugh Panero, (03) Nathaniel A. Davis, (04) Joan L. Amble, (05) Thomas J. Donohue, (06) Eddy W. Hartenstein, (07) Chester A. Huber, Jr., (08) John Mendel, (09) Jarl Mohn, (10) Jack Shaw, (11) Jeffrey Zients.

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐

For	all nominees except those nominees whose number is noted above

	FOR	AGAINST	ABSTAIN
2. Approve the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan	☐	☐	☐

3. Ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK	HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:

Signature:	Date: